Exhibit 99.1

TRIMERIS, INC.

4Q 2003 Financial Results Conference Call

February 3, 2004

5:00 pm ET

Operator:	Good afternoon. My name is Cory and I will be your conference facilitator today. At this time I would like to welcome everyone to Trimeris, Inc.’s Fourth Quarter and Year End Results conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

This conference call may contain projections, estimates, and other forward-looking statements that involve a number of risks and uncertainties including those discussed in Trimeris’ filings with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following. There is uncertainty regarding the success of our research and development activities, regulatory authorizations and product commercializations; the success of our research and development activities, regulatory authorizations, and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and, our drug candidates are based upon novel technology are difficult and expensive to manufacture and may cause unexpected side effects. For a complete description of these risks, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2003 and its periodic reports filed with the SEC. Actual manufacturing and commercialization results may differ from previous results and current projections. While the information presented in this call represents management’s current judgment on the future direction of the company’s business, such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein. Trimeris undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date hereof.

Thank you ladies and gentlemen. I would now like to turn the conference over to Dr. Dani Bolognesi, Chief Executive Officer of Trimeris. Doctor, you may begin.

Dani Bolognesi:	Thanks for joining us this evening for our fourth quarter and year end 2003 earnings conference call. We welcome those of you participating by phone as well as those of you listening over the Internet. Notice of the call on the Internet site was included with the press release issued this afternoon as well as on January 20. With me are Nick Ellis, President; Bob Bonczek, Chief Financial Officer; Walter Capone, Vice President of Commercial Operations; and Tim Creech, Vice President of Finance of Trimeris.

I will start with a brief summary of our financial results as discussed in the press release. For the fourth quarter of 2003 Trimeris reported a loss of $15.1 million or 70 cents per share compared with a loss of $16.6 million or 77 cents per share in the third quarter of 2003 and $23.1 million or $1.09 per share in the fourth quarter of 2002. Expenses were lower than our previous guidance due to lower than expected costs related to clinical drug manufacturing. We also received reimbursement from Roche for certain research expenses incurred during 2003 in connection with the extension of our collaborative research agreement. For the full year 2003 the company reported a loss of $65.7 million compared with a loss of $75.7 million for the full year 2002. Cash and investments totaled $92.2 million at December 31, 2003.

Total worldwide net sales for Fuzeon during the fourth quarter were $17.6 million compared to $13.1 million during the third quarter, or a 34% increase in sales. These amounts include net sales in the United States and Canada of $13.3 million during the fourth quarter or approximately 9000 monthly kits compared to $10.7 million during the third quarter or approximately 7300 kits. In addition to the kits sold, the Roche Patient Assistance Program supplied approximately 1300 kits to U.S. patients during the fourth quarter. Net sales of Fuzeon outside the United States and Canada were $4.3 million during the fourth quarter compared to $2.4 million in the third quarter. Total worldwide net sales for Fuzeon in 2003 were $35.9 million including $28.3 million in the United States and Canada.

Looking forward, and as mentioned on our January 5 call, our expectations for expenses in 2004 are as follows. Total research and development expense should range from $22 million to $27 million and total general and administrative expense excluding sales and marketing expenses related to Fuzeon is expected to range from $12 million to $15 million. Under the provisions of the current collaboration agreement with Roche, we are able to defer a substantial portion of the selling and marketing expense related to Fuzeon to be incurred in 2004. As a result, our contribution to the selling and marketing expense for Fuzeon in 2004 will be about $10 million, even as Roche expects to step up the promotion of Fuzeon. Interest income is expected to range from $1 million to $1.5 million. Milestone revenue for 2004 is expected to be approximately $2.1 million. Non-cash compensation expense should be insignificant going forward.

From this point forward, we will report the Fuzeon net sales amount and number of kits sold on a quarterly basis. We believe this data is a more reliable measure than the number of patients on drug at a point in time, which is subject to a number of variables. For example, patients may be categorized as being on drug because they receive the kit but never initiated therapy and we only learn of that discrepancy after they have gone 45 days or more without reordering. Additionally, patients may appear to have stopped their Fuzeon therapy for a certain period of time but instead are temporarily interrupting therapy or merely delaying a refill. Finally, as we transition to multi-source distribution, the specificity of our data related to Fuzeon use will be limited to the number of kits sold each quarter.

As part of the ongoing assessment of Fuzeon’s progress in the market, we are tracking the rates of new and continuing prescriptions as well as therapy discontinuations. Based on information that we have gathered to date, we estimate that approximately 25% of patients who received at least one Fuzeon kit are currently not on therapy. This figure is subject to variability based on the intervals that patients either do or do not reorder drug. We have however conducted informal surveys to better understand the nature of and reasons for therapy discontinuation. We find that the majority of discontinuations documented thus far occur within the first three months of therapy with the bulk occurring in the first month. We believe these findings represent an opportunity to implement specific programs to improve patient retention upon initiation of therapy.

First, these results underscore the importance of appropriate clinician, nurse, and patient education as well as patient support prior to and following therapy initiation. We mentioned on our last call that we are implementing numerous clinician, patient, and Aids service organization educational programs at the national, regional, and local levels. Subsequent education and promotional programs planned throughout 2004 will build on the foundation and momentum of these current initiatives.

Running concurrently with these educational efforts, Roche and Trimeris are launching major initiatives to facilitate both a higher rate of Fuzeon patient starts and ongoing support once therapy has commenced. First, we are launching two nursing support programs that are designed to augment the existing Fuzeon treatment hotline, local nursing programs, and in-office training efforts by HIV healthcare providers. The first of these programs offers virtually full time support via a dedicated nursing call center for Fuzeon patients. This support includes assistance with drug preparation, administration, and the management of ongoing therapy.

The second program utilizes a team of nurses specially trained on the preparation and administration of Fuzeon who travel to physicians’ offices or patients’ homes to assist with the proper use of the drug. We believe that these adherence and persistency initiatives will improve patient retention from the very first week of therapy initiation and address some of the problems identified in our field experience to date. Roche and Trimeris anticipate expanding

Fuzeon distribution through additional specialty distributors with expertise in providing injectable and biologic products. This important expansion in Fuzeon prescription fulfillment should improve both access to and the convenience of obtaining the drug.

To further support initiation of therapy, Trimeris and Roche will heighten awareness of Fuzeon through compelling advertising and promotional campaigns. Now that supply limitations have been overcome and given the broader experience with Fuzeon among clinicians and patients, we are positioned to leverage and communicate their experience in the broadest manner possible. These print and Internet campaigns directed to patients, clinicians, pharmacists, nurses, and treatment educators will be implemented across the United States throughout 2004 and are expected to continue in various forms beyond that time.

We are also embarking on a program of post-marketing clinical trials with Fuzeon throughout 2004. These trials will enlarge the current database on Fuzeon on patients initiating their third HIV therapy regimen. These trials will focus on three primary needs in such patients — the contribution of the fusion inhibitor class, the effect of a more convenient regimen, and the potential for reducing antiretroviral related toxicities and/or adverse events.

The management of HIV disease involves numerous challenges that compromise the treatment objectives of suppressing viral replication, enhancing immune system function, and extending patients’ lives. Foremost among these is the development of anti-retroviral resistance for many treatment-experienced patients. Additional factors include drug toxicities, the selection of inadequately potent regimens, drug interactions, and increasing transmission of drug resistant virus. Fuzeon’s unique mechanism of action has allowed it to overcome many of these challenges and establish it as a new standard of care for treatment experienced patients.

The strength of Fuzeon’s pivotal trial results in treatment-experienced patients has been validated by our experience with the drug since launch. During the last nine months many of the issues that we faced as we introduced Fuzeon into the marketplace have been overcome. Prior to launch, only 250 of the top 2000 AIDS treating physicians in the United States had any experience with Fuzeon. This differs from other HIV medications that had very large expanded access programs prior to launch allowing for a greater number of physicians and patients to have experience with the medication prior to approval. Because of prior supply constraints, we were unable to have an expanded access program of the size and scope associated with most HIV products. We now have the physician and patient experience that most HIV drugs enjoy when they launch. Physicians are quickly gaining experience with Fuzeon and patients are learning how to incorporate this product into their lives.

In closing, we will continue to work with our partners at Roche to leverage the foundation we have built to date. During the early stage of this launch we have learned a great deal about the issues facing this unique drug and look forward to seeing the results of our heightened marketing initiatives on the uptake of Fuzeon in 2004.

I would now like to turn the call over to questions.

Operator:	Thank you, sir. At this time I would like to remind everyone, in order to ask a question please press Star followed by the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

We will take our first question from Dennis Harp with Deutsche Bank.

Dennis Harp:	Hi, and thanks for taking the question. Dani, I’m wondering whether you could give us a little insight into the - well let’s call it the conversion factor for lack of a better term between kits and prescriptions as we see them from IMS. Since obviously the IMS data will be coming out weekly and monthly, how do we convert those figures into kits?

Dani Bolognesi:	I’m going to have Tim respond to that. I can tell you right off the bat, Dennis, that we do not subscribe to IMS and do not have the actual numbers other than what we read in different reports. So, I don’t have a number that I can compare. However, the information that we’ve given you should allow you to calculate that number. And Tim perhaps can address that in a little bit more detail.

Tim Creech:	Yeah, I think we’ve said before some of the reasons why the IMS numbers may be lower than our numbers is that the VA, various ADAPs and other wholesale sellers don’t get counted in the numbers from IMS. Beyond that, you know, we can’t really comment on how IMS comes up with their numbers.

Dennis Harp:	Well, do you have a sense that when a physician writes a script, is it for a single kit or is it for multiple kits?

Dani Bolognesi:	Okay. Walter can - I see what you’re asking. Walter?

Walter Capone:	It’s a single kit right now. We don’t have any data, Dennis, that would indicate it would be more than one kit at a time.

Dennis Harp:	Okay, and then I had a question on the R&D reimbursement for the quarter. Had Roche not reimbursed you for R&D from prior quarters, what would your R&D expense have been in the fourth quarter?

Bob Bonczek:	This is Bob Bonczek. The amount of that research reimbursement was associated with FTE costs that we bore at Trimeris for doing the research. The specific FTE costs, the numbers are confidential but that number’s in the low couple of million-dollar range.

Dennis Harp:	Okay, thank you. And I’ll get back in the queue now.

Operator:	Our next question is from Thomas Wei of Piper Jaffray.

Thomas Wei:	Thanks very much. I had a question just trying to reconcile the number of kits with your last update on the number of patients. You had told us before that you had 4,350 patients as of the end of September and assuming that each one of those patients needs a kit each month, that should translate into somewhere a little north of 13,000 kits assuming perfect compliance, no additional patients. And, the number that you’ve just quoted us for the number of kits that you sold in the Patient Assistance Program is just a little north of 10,000.

What is the discrepancy there? Is it a compliance issue, is it an attrition issue, or is that a new patient issue?

Dani Bolognesi:	Thank you Thomas for the question. As we indicated in the prepared remarks, we are at this moment obviously going - getting away from trying to indicate the number of patients on drug. The reason for this is that we now have enough information that we’ve gathered on the discontinuation issue that I raised a moment ago and the variability that occurs at any point in time as to whether patients are in a transition phase between reordering a kit or have decided to discontinue or the like.

So in reality, we now know that the number of 4,350 that we had given you in the past without this information in fact included a proportion of patients that were in that category. So - and to some extent - and of course included the PAP information as well as you have suggested. So it’s very difficult to pinpoint the number of patients on drug as we now understand the dynamics of what’s going on out there in the marketplace.

Thomas Wei:	Can you give us a sense at all as to what the compliance rate is, what the reorder is, how long is the average period of time in between orders?

Dani Bolognesi:	Walter, go ahead.

Walter Capone:	The compliance rate, I think if I understand what your question, is reflected not in the numbers of kits sold or in some of the other information that Dr. Bolognesi has expressed. What we do know is that as - in the past orders were received and kits were distributed based on information that had been provided. It was generally comparable to what’s seen with other HIV drugs, that if you receive a monthly kit the ordering rate is really within that period of time. It might be a bit of a discrepancy between when a kit is shipped and when therapy would initiate.

So the first refill might happen a little bit longer than 30 days, but generally it’s in the 30-day timeframe. And the rate of repeat order over time has been high and I think from a discontinuation perspective Dr. Bolognesi indicated what we had seen at the end of the year for patients on Fuzeon.

Thomas Wei:	Okay, that’s helpful. And then just lastly and I’ll jump back in the queue, when you’re talking about the 25% who have stopped after getting their first or having gotten an initial kit of Fuzeon, has that number - how has that number changed over time? Is that pretty consistent pre-fourth quarter and during the fourth quarter?

Dani Bolognesi:	Yeah, again Thomas, the information that we’ve got right now is somewhat limited so I really don’t want to tell you that it’s either constant or not constant. We’ve begun - the most important part of this - as far as we’re concerned and it’s something we feel relatively confident about - is the fact that the discontinuation rate or the discontinuations are occurring, you know, a large proportion of these discontinuations are occurring very early on. And that is as I’ve said within the first three-month period and of which a very large proportion of that is in the first month.

And this is telling us that we - that the kinds of programs that we had initially identified and now are actually enhancing dramatically are - can be targeted to an issue of how patients and physicians really address this drug as it comes to them. And so the most significant part of this is in fact that we can begin to deal with the discontinuations in a manner that makes I think imminent sense.

Operator:	Our next question is from Meg Malloy of Goldman Sachs.

Meg Malloy:	Thanks. I wanted to follow up on Thomas’s question. I guess I’m confused, and this is an expensive drug that a lot of people have kind of waited to get. So, they finally get lined up for getting Fuzeon and 25% of them don’t use it in the first month. Could you explain why, and why does it give you comfort that that’s, you know, early on? And more specifically, how do you address it?

Dani Bolognesi:	Yeah, Meg, I should correct you. It’s within the first three months for that.

Meg Malloy:	Okay, well either way I’m still confused by it. You know, this is something…

Tim Creech:	The 25% is the percentage of patients that have received one kit over the whole period since launch.

Meg Malloy:	Well, my specific question is why would you not use it after you finally get the kit that you’ve been waiting for? It doesn’t make sense to me. So what are the issues?

Walter Capone:	There are a number of reasons for that situation for non-start to begin. But just to clarify for a moment, the number that Dr. Bolognesi indicated, the 25% refers to as Tim just mentioned since inception of drug launch through year end 12/31/2003 — a snapshot in time. If we take the total number of patients who ever received a kit, roughly 25% of those are not on therapy right now.

Meg Malloy:	Okay, so could you help me understand why they’re not on therapy?

Walter Capone:	Okay. So the surveys that we’ve done with the patients that we’ve been able to contact or our distributors have been able to contact indicate a variety of reasons. The ones that we feel account for the majority are patients who either received the prescription, received the box and just were not ready, were either not sufficiently prepared by their physician or they were waiting for an additional drug or waiting for access to a trial that they were going to start. So, they were actually going to use Fuzeon with another drug and in another way. So that would be a delayed start. But since they hadn’t reordered beyond 60 days we wouldn’t consider them an active patient.

Another proportion of the reasons for not going beyond that first kit would be technique related issue that led to an injection site reaction that was not what a patient expected. And another reason would be perhaps a complication, a side effect that was seen with initiation of a new regimen that included Fuzeon as well, but the side effects seen was not necessarily related to Fuzeon. But again, better support of the patient and follow-up of the patient would help them to ascertain that perhaps another drug should be changed or stopped but that Fuzeon wasn’t really the causative factor in that side effect.

Those being the primary reasons along with some others that we can’t ultimately control such as, you know, a patient expiring or the drug just not having the kind of clinical effect that was desired are really the reasons why we see these discontinuations happen.

And as Dr. Bolognesi just said, those primary reasons, you know, the technique issue, the patient support and training, the clinician support and training are really the focus of a lot of the renewed efforts and new efforts that we have with the programs we’re launching in this quarter.

Dani Bolognesi:	And Meg, I should add that we actually have some programs on the ground already that are doing this. And in those programs where we have applied the support activities that I’m talking about in a larger sense here, we actually see an improvement - a dramatic improvement in this situation.

So we think that for this drug, for the first injectable drug in the HIV market so to speak, that the amount of support that we need to apply to make sure that patients not only get on the drug but obviously stay on the drug is needed. And it’s a situation that, you know, in some ways needs to approach the kind of results that we saw in the TORO trials where this type of support was available.

So that’s how we’re looking at this question and as I said, this is an - we think it’s an opportunity to really make a significant difference here. And that’s not only to address the specific issues that we’re talking about here, but I think if we could overcome some of these initial, I don’t want to call them non-starts but let’s say early discontinuations, that this is going to facilitate new patients coming on board as well. That’s going to provide some of the basis for more patients coming on the drug.

And also I believe that the nursing support as Walter has just talked about here, that we’re providing - we will be providing to assist specifically with the injections will also help with this second issue that Walter has talked about and that is patients staying on their regimens and compliance issues. Because more attention to the patient in this very early period when you’re changing a regimen can have a significant effect on that aspect as well.

Meg Malloy:	Thanks, I appreciate that. If I could just follow up, how would you say that in terms of additional support, you know, what percentage of high prescribers are you able to provide this support for? I’m just trying to understand the dynamics of the market. Usually there’s some sort of 80/20 rule.

Walter Capone:	Meg, our focus will very much be on not only the high prescribers…

Meg Malloy:	Well I guess what I’m really trying to get at is, you know, how much coverage can you provide with this additional nursing education support? You know, how deep into the market can you reach or is it going to be really, you know, 10% or 15% of the high prescribers and everyone else is kind of struggling?

Walter Capone:	Well, the key issue on this is that if you look at the patients who can benefit most from Fuzeon, unfortunately don’t have a particular concentration. So clearly it’s not just a small cadre of clinics or a small cadre of clinicians that are treated. And so as you’re actually pointing out, there has to be some breadth with it so the kind of support that we’re going to be providing. And that’s exactly the intention of this program.

There are settings in which there are high proportions of patients treated in very busy clinics that don’t have sufficient nursing support to take care of all the patients in the clinic to begin with, forget even being able to deal with Fuzeon. And that’s why in those types of settings, particularly in large metropolitan areas, we know that the addition of - the augmentation of some of the local nursing initiatives for example in the New York area and some others will really change the dynamic, will really change clinician’s contemplation of the drug from one where they’re somewhat reluctant to initiate therapy because of the need for follow-up to one where they actually consider initiation of therapy because support is there.

In addition, once you’ve started therapy the key is to make sure that support is there to keep patients going if they encounter some kind of difficulty and that’s kind of the second objective of this kind of program so that patients who have started, they’ve injected, they’ve actually found things to be going okay but encounter some kind of encumbrance have a place to turn and aren’t necessarily restricted to just going back to their clinician who might be difficult to see but have this alternative resource to go to. So, that is really the focus of this program to initiate the broader level of support and expand that over time so that virtually all the high volume clinics, those that are in metropolitan areas as well, that need support will have that.

Meg Malloy:	Just one quick and I’ll get back to queue. Do you have an idea how many doctors are actually prescribing Fuzeon?

Dani Bolognesi:	Yeah, the number is in the 2,500 range at this point.

Meg Malloy:	Okay, thank you.

Dani Bolognesi:	That’s well up from - it’s been progressively growing as, you know, since we’ve started at launch. We indicated on the call earlier on that we started with a base of about 2500 and that - I’m sorry, 250, and that number has obviously increased dramatically from that point.

Operator:	We’ll take our next question from Sharon Seiler with Punk, Ziegel & Company.

Sharon Seiler:	Good evening. I had a question about, well first of all if you can give us some sense of what Roche plans to spend since these programs will obviously be very expensive. And what is the mechanism by which you will ultimately have to pay them back for those expenses?

Bob Bonczek:	The amount of money that we think is going to be spent by Roche in the sales and marketing effort for 2004 should be roughly, slightly more than was spent in 2003. And, because it’s to be adjusted for a full year as opposed to just a partial year. And with respect to I think you asked the question, I’m not sure I’m right on this, about what are reimbursements. As we described in our last call, we have reached an agreement with Roche to limit our contribution, our financial contribution in this particular year, 2004, to about $10 million. The rest is a deferred over time significantly in the future at a very attractive interest rate.

Sharon Seiler:	Okay, thanks. And the second question if I may, you mentioned some clinical study of post-marketing trials that you plan to conduct. Can you give us some more detail on those, how many patients they will enroll, what the timelines are like? And could you just go over again what the objectives for each of them would be?

Dani Bolognesi:	Yeah. I’ll give you a top line and then Walter can be more detailed. Certainly the first one of these is to determine the impact of a fourth class or a new class of antiretroviral agents compared to a patient just reshuffling their regimen so to speak. So, that would be a study to show how a fully active drug like Fuzeon would compare to a mixture of drugs that are partially active. It’s a question that many people have been asking us and one that I think certainly deserves a study.

The second study is designed to determine whether we can simplify the regimens meaning that - instead of adding Fuzeon to a given cocktail of drugs, is there any way in which we could lessen the number of other drugs that we can pair with Fuzeon to get obviously a maximum result.

And the third one has to do with approaches that would use Fuzeon to replace drugs that are toxic for the patients or difficult for the patients to take in a variety of ways. Those are the general - sort of the general aims of the studies and as far as the rollout and details. Walter, maybe you can…

Walter Capone:	Dani, you really described very accurately the strategies and the primary objectives of these studies. The involvement and the use of a fully active new class of drug, particularly in third line patients, is one that we’ve already seen some demonstration of in the TORO trials, and we clearly want to expand that and make it even clearer for clinicians that are faced with a great deal of patients in this setting.

Those - that trial, the ability to spare toxic classes or toxic regimens for patients who have been on drug for a while as well as the ability to simplify what would otherwise be construed as mega-HAART therapy, numerous drugs when you can actually use more potent and fewer drugs such as Fuzeon are really the primary thrust.

And, really the timing of these trials will be beginning in earnest. Our intention is to roll these out in phases over the course of the year starting with design and submission in this quarter and implementation as we look out to the second and third quarters of this year. So, I think that’s about as much as we want to be able to say at this point. The intention is to have them be substantial at trials so that the clinical relevance is quite apparent and it translates very immediately to the patients who can benefit from this kind of - from these kinds of approaches.

Sharon Seiler:	Okay, thank you.

Operator:	We’ll take our next question from Marjorie Sennett with Farallon Capital.

Marjorie Sennett:	Good afternoon. I had a question following up on Dani’s comment earlier that some of the programs that were on the ground already have led to dramatic improvements in some of the discontinuation issues. And I wondered if you could elaborate on that a little bit more, Dani.

Dani Bolognesi:	Actually I’m going to have Walter do it.

Marjorie Sennett:	Okay.

Walter Capone:	I think the point that Dani was making was the evidence that we have of situations where this kind of support is already present, and what we see in terms of patients’ response to therapy as well as their ability to stay on therapy over time. When we see this kind of support and resource being available to a patient that they can avail themselves of, we see not only exceptional results taking place but patients’ compliance and retention at the highest levels in the vast majority of these types of patients. And well above the 85% to 90% level. It’s that type of result, it’s that type of experience that we had in many of the TORO clinical sites because definition by nature of the clinical trials. It’s toward that objective that we’re trying to hold ourselves as we go forward and we hopefully will be implementing these programs effectively so that we move in that direction.

Marjorie Sennett:	Okay. And Walter, could you speak in a little bit more depth perhaps about the nursing support program, the visiting nurse program? How many nurses are currently in the field under that program and how and when you see that ramping up?

Walter Capone:	Right, I think the context I’d like to put around that starts with the support that we initiated at launch for Fuzeon where basically from the very early days a nursing hotline was available for any patient that had issues or concerns regarding their initiation of therapy. We’re expanding that paradigm out to where not only we’re receiving inbound calls to the hotline, but now actively making outbound calls so that a patient - when they initiate a desire to - are followed up remotely and any patient can avail themselves of this opportunity. That’s being done again, on a remote basis.

On a visiting nurse approach, that cadre of nurses or that program is designed to place nurses in each one of the areas around the country where Roche has a division structure. And that base of nurses will grow over time as both the size and scope of demand has been clarified. But certainly it’s a number that is commensurate with the initial demand that we’ve seen so far and will be one that we’ll be able to expand as I said very flexibly over time.

Marjorie Sennett:	And you said in each area where Roche has division structure. How many areas is that?

Walter Capone:	It’s somewhere between 10 and 20 at this point.

Marjorie Sennett:	And are there nurses in the field already in those areas or is that something that’s still to be implemented?

Walter Capone:	The nurses have been trained, and the support materials that they require in order to implement the program and the support materials that are required for physicians in order to have patients avail themselves of the program, have all been put in place. And, these are actually rolling out over the next several weeks.

Marjorie Sennett:	Okay. Thank you very much.

Operator:	The next question is from Greg Raskin with Baker Brothers.

Felix Baker:	Hey it’s Felix, actually. I apologize. Greg dialed in for me. Can I - this is going to - I don’t want this to be confusing but I want to try to do - I want to try to walk you through some numbers that I was just sketching out because I want to make sure that I’m clear in understanding this transition on a going forward basis to having a discussion based on number of kits rather than number of patients. Can I just take you through some of the math and see if you guys can point out to me if I’ve made some gross errors along the way?

So, at the end of Q3 we talked about 4,350 patients. I understand that included in that were a significant number of patients who in fact at that moment in time while we had thought about them as a patient because they had at some point refused Fuzeon, you know, they had stopped or they had never started or whatever.

If we just assume that - at that point in time it was roughly 25% of those because we, you know, we hadn’t put in any of the measures that tend to try to address any of these things at that point. That would account for roughly 1,100 patients who weren’t really patients at that point in time. And, so if I just assume for a second that those patients had only gotten a single kit, and I understand that, you know, some of these people probably occurred in the second quarter. But if we just assume for a second to be conservative that all of them occurred in the third quarter, that would sort of take 1,100 kits off the top.

And so we sent out 7,300 kits, 1,100 of which went to people who basically only got one if we sort of take a conservative approach. And I understand in the 7,300 number I presume the PAP program is also included in there so…

Nick Ellis:	No it’s not Felix.

Felix Baker:	It’s not — okay. So that would take us down to 6,200 approximately kits that were actually sold to shall we say, you know, real customers who are potentially long-term, continuing types of customers. And that number has gone basically from 6,200 to 9,000, but I need to account for the fact that some percentage of that growth were presumably also people who were one-time growers. So if I look at the difference between 6,200 kits and 9,000 kits, that’s a difference of 2,800, 25% of whom presumably, let’s just assume again to be conservative, only got one. So, you know, that brings that number roughly down to, you know, 2,000 additional to be very - am I going - if I go through that math right and try to assume well what’s the growth rate for like real, potentially long-term types of patients.

Am I missing something when I work through that math? Am I like grossly inaccurate? Is there some massive thing I’m not accounting for?

Dani Bolognesi:	Well, you’ve broken every computer in the place. So the point is Felix, I can’t really - I don’t think we have a level of detail right now that can verify or dispute the kind of calculation that you’ve made. But it’s - you’re right in saying that in that 4,350 number, there was a number of individuals that either that were shipped kits that either did not start at all or were the one kit or, you know, potentially more than one kit category. And so subtracting some kind of number from 4,350 is certainly appropriate.

Nick Ellis:	Probably because PAP was in there.

Dani Bolognesi:	Right. And the PAP numbers were also in there, that’s right. That’s correct. So and we have told you that as of - in this quarter we shipped about 1,100 - sorry, 1,300 kits to the PAP.

Felix Baker:	So just from a - has the percentage of PAP patients shifted dramatically between Q3 and Q4?

Dani Bolognesi:	No, it’s been relatively constant.

Felix Baker:	Okay.

Dani Bolognesi:	Maybe a bit of a downward turn.

Felix Baker:	And just one other question on a separate, unrelated topic. Have you guys sort of been tracking volume at some of these call centers to see whether, you know, I’m presuming some amount of what the reps are doing is trying to encourage doctors to try and encourage patients to, you know, take advantage of some of these resources. And I understand some of the most exciting ones are just getting started and are probably too new to comment on. But the call centers have been up and going for a while. Have we seen any up tick in the volume or calls or getting to these things?

Walter Capone:	Right. The hotline has been running basically since inception and our call volume has basically grown as the number of patients on therapy has grown. In terms of the outbound call program, that really only started about two weeks ago so it’s kind of early to tell. We enrolled patients on the very first day that we started the outbound program so I think I can give you some insights that is already having an impact albeit very early days.

The thing that I can tell you is - that we can’t actually measure but it kind of points to the potential impact of the broader promotional campaign - is that as we’ve initiated web-based advertising that is essentially headline ads that are pointing to the web site from affiliated sites that produce information for patients in the area of HIV. We’ve seen a major increase, six to seven fold in the number of web hits that we have on a daily basis just by the initiation of this program that started before Christmas.

So this is an example of the type of measures that we do have in place and we will be following over time — both on the web as well as through the call centers.

Felix Baker:	Okay great. And just to be totally clear Dani that I understood you, the 7,300 kits did not include PAP kits in the third quarter.

Dani Bolognesi:	That is correct.

Felix Baker:	And but the 4,350 patients did include PAP patients.

Dani Bolognesi:	That is also correct.

Felix Baker:	Okay, thank you.

Dani Bolognesi:	You’re welcome.

Felix Baker:	And sorry for the confusing question.

Dani Bolognesi:	That’s quite all right.

Operator:	Our next question is a follow-up from Dennis Harp with Deutsche Bank.

Dennis Harp:	Yes, thanks for taking the follow-up question. Although the absolute dollar amount was modest, Europe showed a fairly big increase from the third quarter to the fourth quarter on a percentage basis. And, I was just wondering what are the dynamics in Europe and, you know, how does that market in terms of patient retention and this 25% that we’ve talked about, how does that differ if at all from the U.S.?

Dani Bolognesi:	Okay. Again I will start and then I’m going to turn this over to Walter. So as you know Dennis, Europe is a dynamic situation right now with countries that are coming on board in a staggered fashion. So, I think what I would tell you is that perhaps one of the major markets in Europe is France. And France came on board in the September/October timeframe. And I believe that a large component of this proportional increase is probably due to the entrance of that market.

Walter, you can tell us where we are perhaps with some of the other countries right now that are coming on board?

Walter Capone:	Yeah. As you said Dani, the major contributor in the fourth quarter for European and rest of world sales was the initiation of full availability in France and that did start in October. France is the largest HIV market in Europe followed by Spain and Italy.

So, the availability of drug broadly transitioning from special license sales program that they had in place which was essentially the equivalent of an early access program to one where they had actually full availability contributed largely to that increase.

In addition you had progressive growth in the other larger markets that hadn’t launched yet like Germany and the U.K. with similar growth in some of the smaller markets. But again, on a relative basis these are much smaller in terms of their contribution both at a kit level and on a total dollar sales level compared to the first - the leading three, France, Spain, and Italy.

In terms of an update on the status of those countries as we go forward, Italy and Spain have received approval for Fuzeon this year, early this year, in January and are launching the drug over the next few weeks. And we expect some of the other markets that haven’t launched in Europe to be coming on shortly after that.

Dani Bolognesi:	Now Dennis, you asked the other question about is the phenomenon that we’re describing in the U.S. market translating in the European markets. I wish I could give you an answer for that and one of the problems about doing that right now is that for some countries or most of the countries in Europe, the patient numbers are either too small or it’s too early.

The only reason that we’ve been able to give you the information that we have so far is that we now have enough time to evaluate a patient that had been on the drug for a significant period of time and what’s happening to them, you know, in this scenario. So, I can’t really answer your question as far as whether Europe is representing a different pattern or not but certainly with the U.S. being a sample under that regard you can believe that those kinds of studies will be going on in Europe as well.

Dennis Harp:	Great. And then just one final question that is on the manufacturing front. Have you or beginning to gain traction with more patients, are you still also coming down the learning curve and are you getting improvements in the cost of production as you, you know, make more product over time?

Dani Bolognesi:	Dennis, I can only tell you that the manufacturing front to us is now really a remarkable success. And in fact the improvements that you’re talking about in terms of efficiencies and so on and so forth are continuing to get better and better. And you’re absolutely right, it’s not only volume but it’s also a better handling of some of the steps and some of the processes and it’s a continual learning curve but it’s going in the positive direction.

Dennis Harp:	Okay, thanks.

Operator:	The next question is also a follow-up from Thomas Wei with Piper Jaffray.

Thomas Wei:	Thanks. I just wanted to ask about the fourth quarter collaboration loss. It was relatively heavy compared to prior quarters. Was that mostly selling and marketing expenses? Was there a gross margin impact? And what exactly is happening with the money that Roche had committed towards expanding the plant. Is that going to negatively impact gross margins over the near term?

Bob Bonczek:	The increase in the loss is primarily due to marketing spend in the fourth quarter which is as you said. And for manufacturing, it shouldn’t have an effect until the actual plant is in service in the event they decide to go forward with any expansions.

Thomas Wei:	And if they don’t, how much money have they committed and does that get expensed against the JV in some future year?

Bob Bonczek:	The actual amount is proprietary and at the moment it’s not expensed, and basically we would be paying for things like that as we go.

Thomas Wei:	Okay. And then on the average selling price, when I look at the $13.3 million in U.S. sales and roughly 9,000 kits and the corresponding numbers for the prior quarter, it looks like what you’re recognizing is more than 90% of AWP. Am I doing that calculation correctly? And was the previous guidance if then blended ASP would be a lot lower than that?

Bob Bonczek:	Well, I mean, our previous guidance was that the gross net would be between 10% and 15%, and actual is in that range.

Thomas Wei:	Okay. And in the clinical trials that you’re going to initiate, are patient’s actually paying for drug there or will you be funding the drug comp?

Walter Capone:	It will be a combination of those depending on both trial design and the context in which the trial is conducted.

Thomas Wei:	Thank you.

Operator:	The next question is from Seth Teisch with Apex Capital.

Seth Teisch:	Hi. Forgive me if this question has been asked already but I guess I’m a little confused on some of the numbers. The 9,000 monthly kits that were shipped in the fourth quarter, does that include the PAP kits or not?

Dani Bolognesi:	No it does not and we - in addition to that 9,000 there are 1,300 kits that were shipped to PAP.

Seth Teisch:	Okay. And then could you give the - I heard you give the monthly kits for the third quarter. Did you give for the second quarter, first quarter, and year?

Dani Bolognesi:	No we didn’t. We gave it for the third.

Seth Teisch:	Is that we’re not going to give it, or…

Dani Bolognesi:	We don’t have it in front of us right now. Maybe we can take this offline.

Seth Teisch:	Okay. And then as it relates to the 4,350 patients at the end of the third quarter, was that - is that all patients including PAP patients?

Dani Bolognesi:	Yes, that was asked and it does include PAP patients.

Seth Teisch:	Okay, that was - okay, I sort of got lost. Thank you.

Dani Bolognesi:	You’re welcome.

Operator:	The next question is a follow-up from Meg Malloy from Goldman Sachs.

Meg Malloy:	Can you tell us, are most patients that are getting drug pretty advanced, third line patients and what percent might be less advanced, maybe second line patients?

Dani Bolognesi:	We actually don’t have that information right now. There’s a certain amount of patient confidentiality associated with that Meg. We certainly know that just from talking to physicians that there’s probably a blend of patients that are, you know, in salvage and with those that are beginning to apply the drug earlier in the treatment continuum.

I think probably the proportion of patients that are heavily treatment-experienced is the place where the drug is being used most frequently right now. But there is movement that we can tell from physician interviews and the like up the treatment continuum.

Meg Malloy:	Maybe I can ask the question this way. I don’t know if you can answer it but in your own discussion with clinicians, do you have a sense of a percentage of patients that they are in their practice prescribing for today and where do they see it going? The average doc, would he say I’m using it in 3% of patients and maybe I’ll get to 8%, or do you have any feel for that?

Dani Bolognesi:	Well we do in a certain sense. And I have to tell you that not all practices are the same and if you use that number of, you know, 3% or 5% or 10% or whatever it is, that’s obviously all comers. In some clinics the number of patients that are in first and second line are a lot larger than in other clinics where let’s say a larger proportion are in third line and beyond. So I don’t have a, you know, there’s not a common number that we’re talking about there.

I can tell you that with some of the physicians that we’ve talked to, those numbers are very high. In other cases they’re just beginning, you know, they’re really just beginning to apply the drug. So, I think we’re at the beginning of a wave right now that hopefully will move in the direction that we all want to see it go and that means more and more patients that need this drug are going to get it. But, I’d have to tell you that it’s hard to put a number like you’re talking about because of the variation that we see from clinic to clinic.

Meg Malloy:	Okay, and one final question. What would it take for you or Roche to be able to provide your own guidance in terms of target revenues for the year?

Dani Bolognesi:	Well, I don’t think we can do it now Meg simply because all of these initiatives that we’ve talked about today, and some of these are quite major such as the distribution issues, the promotional issues, certainly these major programs with support for patients, are either just initiating or will be initiating within the next month or two.

So at this point trying to give any guidance I think is definitely premature. I think we’re going to revisit that probably about the middle of the year and have a look at that point at how these things are going and probably be able to talk to you more about that then.

Meg Malloy:	Okay, thank you.

Operator:	Our next question is from Kyle Turner with Southwest Securities.

Kyle Turner:	Yes, hi. A couple of questions regarding your plans to expand the Fuzeon distribution network. First of all I’m assuming that the network is going to be expanded when your exclusivity with your current distributor ends. And, then also would you be willing to elaborate at all about how many players you plan to include in the network and maybe give some color to that.

Dani Bolognesi:	On the first part, the exclusivity we have with the current distributor ends at the end of this quarter. And as Walter will describe in a moment here, there are already plans and activities underway to expand those.

Walter Capone:	Much in the way that we sought out our first distributor and reached our contract with Chronimed, we’re pursuing the same kind of evaluation and approach in qualifying and validating additional distributors that can meet the type of services and provide the type of support that we know both clinicians and patients require.

So we’re in the process of doing that right now, validating these types of companies that have extensive experience with other biological products and also HIV products, and we’ll look forward to expanding the network of people furnishing Fuzeon to increase both access to the drug and ease of receipt of drug as well as the type of support that patients will receive at the outset.

We haven’t finalized any final numbers in terms of the total number of additional distributors. We’re working through that now. But a great deal of that has to do with being able to meet the qualifications and criteria that we’re working with our partner very closely in establishing.

Kyle Turner:	Okay great, thanks.

Operator:	Our next question is from Yaron Werber with SG Cowen.

Yaron Werber:	Hi. I have a follow-on to a previous question regarding the SG&A spend for ‘03 for the JV. I’m just a little confused. I think the answer was that it’s going to be pretty much on the order of this year but adjusted for - was it adjusted for the nine months? And, what I’m trying to get to is you’re spending from my estimation was around $27 million in SG&A in the JV this quarter. Is that a baseline kind of amount for Roche going forward or was that just an abnormally high amount given into Q4?

Bob Bonczek:	Typically Q4 is higher than the other quarters because all the marketing guys try to spend all their money.

Yaron Werber:	So you - this year I’ve estimated you roughly spent $66 million. Is that kind of in the ballpark and would that be the correct number going forward for ‘04 for Roche?

Bob Bonczek:	Yeah, you should take the whole year number and adjust it slightly for the partial year.

Yaron Werber:	Okay. And maybe just going forward, I don’t know if you can answer this question, a little bit to understand better the structure of your agreement with Roche. Is it - from what I understand it was pre-defined as to should something like this happen it would give you an access to - an opportunity to defer costs going forward. Can you give us a sense as to how many years can this be in place? And what would it take perhaps for Roche to, you know, bring Trimeris in, the whole company into Roche?

Bob Bonczek:	The latter one is easy because we don’t have the answer to that and Roche does and we don’t have a clue, you know, obviously. And if we had any information like that, we wouldn’t be able to share it anyhow. But the answer there obviously is with Roche.

With respect to the first part, our - as we described in our earlier call this year, the arrangement that we reached with respect to the sales and marketing costs for 2004 is a one year arrangement. Sort of a follow-up to Sharon’s earlier call, payback is contingent on the collaboration reaching certain aggregate sales mile - cumulative sales milestones and once, when and if reimbursement is triggered, it’s significantly in the future and then it’s over a period of years. It’s not a one-time lump payment.

And so I guess the bottom line to your question is it’s a one-time arrangement that we have for this particular year. I think this particular year is where we have obviously a significant amount of sales and marketing expenses arguably that are going to be spent because of the early part of the launch. This in our mind is a self-liquidating kind of situation as we go forward and when things become more in balance in 2005 and thereafter.

Yaron Werber:	And so this is essentially typically negotiated before the beginning of the new year for the next year?

Bob Bonczek:	Well, you’re casting it as a situation that we’re going to do on a yearly basis and it may not be that. I mean, obviously the marketing budget is negotiated early on in the year for the upcoming year and that obviously will continue.

Yaron Werber:	Okay. And could you just perhaps give us a sense as to what is your appreciation to Roche’s commitment to this program, you know, looking three years out? What would it depend on? Would it depend on reaching a certain sales threshold?

Dani Bolognesi:	Well, let me try to answer that, and this is a qualitative answer to your question Yaron. Roche in every way has expressed and will continue to express in their own communications with the community their commitment to this product. What it means is that they believe that Fuzeon will establish its rightful place in the treatment of experienced patients as we’ve said here today. They believe strongly that they can overcome the issues that are out there in the marketplace in the early phases of this launch at the present time. And as a testament to that obviously is the efforts that they’re putting in on the marketing front and the continuing commitments to the fusion inhibitor franchise that they’ve done with the renewed research agreement that enhancement thereof. So, these guys are in it for the long haul. The promise of these fusion inhibitors, because of their properties, is something that they appreciate. And clearly will stand behind as we go forward.

Yaron Werber:	Okay. Thanks Dani.

Operator:	The next question is from Greg Raskin with Baker Brothers.

Felix Baker:	It’s Felix again. Let me pick you up, I’m sorry. One more follow-up to I guess maybe a question to Walter. You mentioned 2,500 doctors at this point who have written scripts for Fuzeon. And I understand you haven’t told us all the numbers but if you just roughly, you know, 18,000 to 20,000 kits shipped in total since launch as a ballpark. If we decile those doctors and looked at in the average in each decile how many scripts had each doctor written, you know, I imagine in the lowest decile the number’s probably 1 and in the highest decile, you know, I don’t know how high it is.

But I’m curious what the shape of that curve looks like. Like is, are deciles 1, 2, 3, 4, and 5 pretty flat where there’s a large group of doctors who have written a really, really small number of scripts and a small group of doctors who have written a really large number of scripts or was it a pretty linear slope or what would that curve look like just generally speaking?

Walter Capone:	Right. Let me first go back to the number that you estimated of kits and you are actually on target there. The number was very close to 20,000 in terms of total kits for the year. The second quarter we had about almost 3,000 kits that were shipped out so that’s basically the only piece that was missing from the numbers we indicated before. So, in terms of the relative distribution of scripts by the different deciles of physicians that are prescribing HIV drugs, it’s very much along the lines of what you indicated in that the higher prescribing doctors are the ones that also happen to have the higher average number of prescriptions or patients on therapy right now. And those are in the highest decile levels 10, 9, 8, and 7.

And, as you get to the middle deciles, the proportion of patients for each one of those doctors is somewhat lower. And what we do know and what we have seen so far is that those doctors who have had in the clinical sites - I’m sorry, the clinics who have had experience with the drug and who have had a number of patients on, are the ones that tend to use more drug. Basically they’re more experienced, they’ve seen both the patient types that are appropriate, how to start these patients, and how to keep them on and have been able to do so successfully.

And it’s really in this segment of doctors who have had only a few patients that have started and perhaps the more ill patients or more extensively treated patients haven’t had the benefit of seeing the full magnitude or the full potential of the drug. And it’s really in those clinicians and those types of settings that we need to move them to have more experience. And they have the potential to put more patients on and that’s where a great deal of our effort and focus is being pointed right now.

Dani Bolognesi:	And Felix, if I could just follow up on that. I think this in a way represents a significant upside potential for moving this drug obviously forward. In a recent talk at the J.P. Morgan conference, George Abercrombie who obviously is at the helm of all of this here in the United States used the analogy or described the situation with Pegasus where initially the targets were in fact the high prescribing physicians and they did very well with that.

But now there’s an entirely - an equally large market out there in patients that are not high prescribers that they’re going after with the same amount of energy that they did in the first case. So I think we’re seeing, you know, we will be seeing something similar to that. We obviously want both markets to be at maximum, but approaching the market you’re talking about with more efforts as we’re talking about here today I think is critically important.

Felix:	Okay, thank you.

Operator:	Our final question is from Chris Tanaka with Itros Capital.

Chris Tanaka:	Thanks a lot for squeezing me in at the end. I wanted to follow up on a question that was asked by Kyle Turner earlier on the expansion of the distribution network. You had indicated on a previous call that you’re not fully satisfied with certain aspects of your relationship with Chronimed. So I guess what I’m wondering is in your diligence looking at additional distributors, what kind of things are you specifically going to be looking for to let you know that these will be able to support Fuzeon effectively? And then also what types of performance guarantees are you going to be requesting from these?

Dani Bolognesi:	Okay, I want to make something very clear. We - I don’t believe we have indicated in any call that we’re dissatisfied with the performance of Chronimed. Certainly Chronimed is a single distributor, and I would say certainly more is better. In the meantime, I think what Chronimed has done to improve the distribution of the drug should not be discounted. They have done quite a bit in reducing the amount of time that it takes for a patient to get drugs, they have expanded their distribution system of their own to their StatScript pharmacies and so on and so forth. So let’s be clear. Chronimed has - is one of what we hope to be a large number of very successful distributors. Now Walter can probably answer some of the more detailed questions that you’ve asked.

Walter Capone:	Just to reiterate what Dani had said, that prior to even finalizing our agreement with Chronimed over a year ago, there were certain expectations that were put in place and there was a great deal that was known about the drug but there was also a great deal that we knew we would both learn. And, I think Chronimed has been very responsive to some of the needs that we’ve expressed and some of the needs our clinicians and patients have expressed that were really reflective of the type of support and type of retention that Fuzeon would typically require. And, they moved I think very flexibly and adeptly to meet some of those needs and to satisfy the vast majority of the requirements that have been put in place even after launch. So, I really do credit them for being as responsive as they have been in providing the level of service that they have provided and getting us to a point now where reimbursement and processing of new prescriptions is a fairly straight forward process.

I think when we look forward to the other distributors, actually Chronimed does set some of the benchmarks that we like to see in terms of type of service provided - with dedicated staff that is manning the telephones, that are Fuzeon trained and Fuzeon focused so that the same customers will be talking to the same personnel on the other end of the line on a continuous basis, to have a dedicated financial and sales proportion of the resource focused on Fuzeon to help assist with the type of equipment and awareness regarding the drug.

In addition, there are parameters that were put into place that have to do with not only generation of additional incremental business but also retention of that business over time, because that focus is squarely on the healthcare provider who is generating a good deal of this demand in the business, as well as the patients who require the support and can benefit from dedicated nursing staff and support staff that follow a patient from first therapy initiation to the subsequent subscription refills. So, we’re putting into place criteria to evaluate progression in each one of those areas and we’ll be holding these kinds of providers to those types of criteria.

Chris Tanaka:	So would you expect the providers to what you just said, to actually have nursing staff or is that what you just said?

Walter Capone:	There are some of these types of groups that already have that type of staffing and provide that kind of support for oncology drugs, for anti-anemics as well as for certain HIV drugs. And they would be able to provide that type of service as well. That would essentially be able to augment and expand what we’re doing right now.

Chris Tanaka:	Thank you very much for the clarification.

Operator:	There are no further questions at this time. Gentlemen, are there any closing remarks?

Dani Bolognesi:	No, I’d like to thank everyone for participating and we’ll certainly be talking to you further. Thank you.

Operator:	This concludes Trimeris’ fourth quarter and year-end Results conference call. You may now disconnect.